Exhibit 10.67

February 13, 2013

R.S.K. Chaganti, Ph.D.

Re:	Promissory Note dated May 19, 2006 (the “Note”)

Dear Dr. Chaganti:

This letter agreement will memorialize your agreement with respect to $100,000 of the outstanding principal amount of your loan to Cancer Genetics, Inc., a Delaware corporation (the “Company”), made pursuant to the Note, plus all accrued and unpaid interest thereon (such accrued and unpaid interest plus the outstanding principal amount, the “Conversion Amount”). The promises set forth in this letter agreement are made to induce us and our underwriters to proceed with the initial public offering, which is also beneficial to you.

You hereby irrevocably agree to convert the Conversion Amount into shares of common stock of the Company effective upon the consummation of the Company’s initial public offering and that, notwithstanding anything to the contrary in the Note, the conversion price shall be equal to the initial public offering price per share.

Very truly yours,

/s/ Panna L. Sharma

Panna L. Sharma

President and CEO

Agreed to and Accepted by:

By:  /s/ R.S.K. Chaganti, Ph.D.

R.S.K. Chaganti, Ph.D.